October 21, 1994



Mr. Eric I. Steiner
The Fairchild Corporation
300 West Service Road
P.O. Box #10803
Chantilly, VA  22021


Dear Eric:

     This letter agreement supersedes the letter agreement dated October 23, 1991 between The Fairchild Corporation (Fairchild) and you and any other agreements between you and Fairchild relating to severance and change of control payments, each of which shall be deemed terminated, effective upon your acceptance hereof.

     In exchange for your continued services as an executive of Fairchild, and subject to your having been, on the date of termination, an employee of Fairchild for at least five years and an officer of Fairchild for at least three years, Fairchild hereby agrees that, in the event Fairchild terminates your employment without cause during a three year period, commencing on the date of this letter, you shall receive on date of termination a severance payment consisting of one year of then current base salary. In addition, if, but for such termination, a bonus would have been earned by you for the year in which termination takes place, you shall be entitled at year-end to such bonus, pro-rated, however, from the beginning of the fiscal year to date of termination. Any portion of the bonus that is based on individual goals shall be deemed to be fully earned.

     In addition, and notwithstanding whether the conditions for severance pay have been met, if a change of control (as defined in the attached Exhibit A) of Fairchild occurs during a three year period from the date of this letter while you are still an employee of Fairchild, you shall be entitled to receive a sum equal to two times your then current total annual compensation (including base salary and incentive compensation target, earned or unearned), payable one-half on the date of change of control (the first change payment) and, as long as your employment continues, one-half over a one year period in four equal quarterly installments,






Mr. Eric I. Steiner
October 21, 1994
Page 2



commencing three months after the date of change of control (the second change payments), except that in the event your employment is terminated without cause during said one year period (or in the event you terminate your employment during said one year period for good reason as defined below), you shall be entitled to receive immediately the first change payment (if not already paid), any second change payments accrued to date of termination but not yet paid, and the severance payment, if applicable, referred to in the preceding paragraph of this letter, but shall not be entitled to any further second change payments not then due and payable. Good reason includes any action by Fairchild (or a successor company) which results in a reduction in your compensation, position, authority, duties or responsibilities such that your senior management opportunities are substantially lessened, or which results in your primary place of employment being relocated more than 35 miles from the current Dulles Airport location. No sum payable to you upon change of control shall limit or affect your entitlement to base salary or incentive compensation for all periods during which you are employed by Fairchild.

Please acknowledge your agreement with the terms of this letter agreement by signing the attached copy and returning same to this office, which shall be effective as of the date of your acceptance.

                                 Very truly yours,

                                 THE FAIRCHILD CORPORATION


                                 By:  John D. Jackson


ACCEPTED AND AGREED:

By:  Eric I. Steiner
Date:  December 19, 1994

                           EXHIBIT A

     "Change of Control" means the occurrence of any of the following events;

     (i) any "Person", other than one or more "Permitted Holders", is or becomes the "Beneficial Owner", directly or indirectly, of more than 20% of the total voting power (the "Vote") of the "Voting Stock" of the Company, and the Permitted Holders "beneficially own", directly or indirectly, in the aggregate a lesser percentage of the Vote of all the Voting Stock of the Company than such other Person; provided, however, such other person shall be deemed to beneficially own all Voting Stock of a corporation held by any other corporation (the "parent corporation"), if such other Person "beneficially owns", directly or indirectly, more than 20% of the Vote of the Voting Stock of such parent corporation, and the Permitted Holders "beneficially own", directly or indirectly, in the aggregate a lesser percentage of the Vote of the Voting Stock of such parent corporation;

     (ii) during any period of two consecutive years, individuals who at the beginning of any such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

     (iii) The Company consolidates with or merges with or into another Person, pursuant to a transaction (a) in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property (other than any such transaction where the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation), and (b) in which the holders of the Vote of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, less than a majority of the Vote of the Voting Stock of the surviving Person immediately after such transaction, and (c) by which an event described in Section (i) shall have occurred ; or

     (iv) the Company is liquidated or dissolved, or all or substantially all of its directly or indirectly held assets are sold or otherwise conveyed to a third party other than one or more Permitted Holders.

     "Beneficial Owner" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and the terms "beneficial ownership" and "beneficially owns" have meanings correlative to the foregoing.

     "Permitted Holders" means Jeffrey J. Steiner and his
"associates" (as defined in Rule 12b-2 under the Exchange Act) or any other Person directly or indirectly controlled by Jeffrey J.
Steiner.

     "Person" shall be as defined in Section 13(d) and 14(d) of the Exchange Act.

     "Voting Stock" means, with respect to a corporation, (i) all classes of capital stock then outstanding of such corporation normally entitled to vote in elections of directors, and (ii) any security which may, at the option of the holder, be converted into or exchanged for Voting Stock.





                                 December 21, 1994


Mr. Eric I. Steiner
The Fairchild Corporation
300 West Service Road
P.O. Box 10803
Chantilly, VA   22021

Dear Eric:

     By letter dated October 21, 1994, The Fairchild Corporation agreed to make certain payments to you in the event a "change of control" occurred under certain conditions ("letter agreement").

     In order to avoid excess parachute payments that would have adverse tax consequences under Section 280G of the Internal Revenue Code, the letter agreement is hereby amended to include the following paragraph just prior to the last paragraph of the letter agreement:

     "In no event shall any amounts payable pursuant to this letter agreement which are deemed to constitute 'parachute payments' (as defined in Section 280G of the Internal Revenue Code, as amended by the Tax Reform Act of 1986, and as thereafter amended ('the Code')), when added to any other payments which are deemed to constitute 'parachute payments,' as defined in the Code, exceed
2.99 times your 'base amount' (as defined in the Code)."

     Except as modified by the terms set forth above, the terms of the letter agreement shall remain in full force and effect.

     Please acknowledge your agreement with the terms set forth above by signing the attached copy and returning same to this office, which shall be effective as of the date of your acceptance.

                                 Very truly yours,

                                 THE FAIRCHILD CORPORATION


                                 By:  John D. Jackson

ACCEPTED AND AGREED:
By:  Eric I. Steiner
Date:  December 22, 1994